AUTHORIZATION
 	I hereby authorize Cynthia Hoff Trochu, Leslie O. Mba, Elizabeth M. Bedell,
Edgar A. Morales, Erin E. Hilton and John Whitney or any one of them to sign and file on my behalf any and all forms required by the
Securities and Exchange Commission pursuant to Section 16 of the
Securities Exchange Act of 1934 (the ?Exchange Act?) relating to the reporting of beneficial ownership of equity securities of
Texas Instruments Incorporated (the ?Company?), and of changes in such beneficial ownership, as well as any and all representation letters that may be required in connection with sales by me of equity securities of the Company, together with any and all
amendments to the foregoing.  This authorization shall be
effective on and after the date set forth below and shall
continue in effect, unless earlier revoked by me in writing, until I am no longer required to file such forms and letters provided, however, that this authorization shall be deemed
revoked with respect to any individual named above upon such individual?s termination of active service with the Company.
	I acknowledge that the persons authorized hereunder
are not assuming, nor is the Company assuming, any of my
responsibilities to comply with Section 16 of the Exchange
Act and other relevant securities laws.
	Dated as of 30 day of November 2022.
	Jean M. Hobby